Exhibit 99.1

OMNIBUS AMENDMENT TO
NOTE PURCHASE AGREEMENT AND CONVERTIBLE PROMISSORY NOTES

This Omnibus Amendment to Note Purchase Agreement and Convertible Promissory Notes (this “Amendment”), dated as of June 30, 2019 (the “Effective Date”), by and among ChromaDex Corporation, a Delaware corporation (the “Company”), and the note holders identified on the signature pages hereto (the “Holders”), amends and modifies (i) that certain Note Purchase Agreement, dated May 9, 2019, by and among the Company and the Holders (as it may be amended from time to time, the “Purchase Agreement”) and (ii) the Convertible Promissory Notes issued by the Company to the Holders pursuant to the Purchase Agreement (the “Notes”).

RECITALS

A. The Company and the Holders now wish to amend the Purchase Agreement to remove the restriction on the Company issuing Common Stock (as defined in the Purchase Agreement) during the Restricted Period (as defined in the Purchase Agreement).

B. The Company and the Holders now wish to amend all of the Notes to extend the Maturity Date (as defined in the Notes) from July 1, 2019 to August 15, 2019.

AGREEMENT

In exchange for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Amendment to Purchase Agreement. Section 4.8 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Intentionally Omitted.”

2. Amendment to Notes. Section 2(a) of each of the Notes is hereby amended and restated in its entirety as follows:

“(a) Subject to conversion as provided for elsewhere in this Note, the entire unpaid principal amount and all unpaid accrued interest under this Note shall be due and payable to Holder on August 15, 2019 (the “Maturity Date”). Principal and interest due hereunder shall be paid in lawful money of the United States of America in immediately available federal funds or the equivalent. All payments made hereunder shall first be applied to interest then due and payable and any excess payment shall then be applied to reduce the principal amount.”

3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York, as applied to agreements among New York residents, made and to be performed entirely within the State of New York, without giving effect to conflicts of laws principles.

4. Entire Agreement. This Amendment constitutes the full and entire understanding among the parties regarding the subject matter in this Amendment, the Purchase Agreement and the Notes.

5. Amendment Limited. Other than as set forth in this Amendment, all of the terms and conditions of the Purchase Agreement and Notes will continue in full force and effect.

6. Counterparts. This Amendment may be executed in counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one agreement.

[Signature Pages Follow]

In Witness Whereof, the parties have executed this Omnibus Amendment to Note Purchase Agreement and Convertible Promissory Notes as of the Effective Date.

COMPANY:

CHROMADEX CORPORATION

By: /s/ Robert Fried
Robert Fried
Chief Executive Officer

In Witness Whereof, the parties have executed this Omnibus Amendment to Note Purchase Agreement and Convertible Promissory Notes as of the Effective Date.

HOLDER:

Winsave Resources Limited

By: /s/ Pau Yee Wan Ezra
Pau Yee Wan Ezra
Director

In Witness Whereof, the parties have executed this Omnibus Amendment to Note Purchase Agreement and Convertible Promissory Notes as of the Effective Date.

HOLDER:

Pioneer Step Holdings Limited

By: /s/ Ng Ngar Bun Raymond
Ng Ngar Bun Raymond
Authorized Signatory